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                    November 23, 2022

       Xiangyu Pei
       Interim Chief Financial Officer
       CBAK Energy Technology, Inc.
       BAK Industrial Park, Meigui Street
       Huayuankou Economic Zone
       Dalian City, Liaoning Province
       People's Republic of China, 116450

                                                        Re: CBAK Energy
Technology, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed April 15,
2022
                                                            File No. 001-32898

       Dear Xiangyu Pei:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing